Exhibit 99

News/Information Investor Relations P. O. Box 1113 Minneapolis, MN 55440

FOR IMMEDIATE RELEASE

March 20, 2019

Contact:  (analysts) Jeff Siemon:  763-764-2301

(media) Rob Litt:  763-764-6364

GENERAL MILLS REPORTS STRONG FISCAL 2019 THIRD-QUARTER RESULTS
AND UPDATES FULL-YEAR GUIDANCE

•	Net sales increased 8 percent to $4.2 billion, and were up 10 percent in constant currency¹; organic net sales grew 1 percent
•	Operating profit increased 14 percent; adjusted operating profit increased 25 percent in constant currency
•

Diluted earnings per share (EPS) of $0.74 declined 54 percent from the year-ago period that included benefits from U.S. tax reform; adjusted diluted EPS of $0.83 increased 6 percent in constant currency

•	Company raises full-year fiscal 2019 guidance for adjusted diluted EPS and free cash flow conversion; narrows guidance ranges for net sales and adjusted operating profit

¹ Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn. – March 20, 2019 – General Mills (NYSE: GIS) today reported results for the third quarter ended February 24, 2019.  Financial results for the third quarter and first nine months of fiscal 2019 include contributions from Blue Buffalo Pet Products, Inc. (“Blue Buffalo”), which was acquired on April 24, 2018.

“We had a strong third quarter, with positive organic sales growth and significant operating margin expansion,” said General Mills Chairman and Chief Executive Officer Jeff Harmening.  “Our year-to-date performance and fourth-quarter plans give us confidence that we will meet or exceed all of our key fiscal 2019 targets.  For the full year, we now expect adjusted diluted EPS and free cash flow conversion will exceed our initial targets, net sales will finish toward the lower end of our guidance range, and adjusted operating profit will finish toward the higher end of the range.  Our improved execution and strengthened performance this year reinforce our view that a balanced approach to top and bottom-line growth, centered on our Consumer First strategy, will drive long-term value for our shareholders.”

General Mills is pursuing its Consumer First strategy and executing against its three key global growth priorities to drive consistent topline growth:  1) competing effectively through strong innovation, effective consumer marketing, and excellent in-store execution; 2) accelerating growth on its four differential growth platforms including Häagen-Dazs ice cream, snack bars, Old El Paso Mexican food, and its portfolio of natural and organic food brands; and 3) reshaping its portfolio through growth-enhancing acquisitions and divestitures, including the acquisition of Blue Buffalo, the leading brand in the fast-growing wholesome natural pet food category in the U.S.  By combining consistent topline growth, margin expansion, and disciplined cash conversion and cash returns, General Mills expects to generate top-tier total shareholder returns over the long term.

Third Quarter Results Summary

•

Net sales increased 8 percent to $4.20 billion and were up 10 percent in constant currency, driven primarily by the addition of Blue Buffalo.  Organic net sales increased 1 percent, with positive net price realization and mix partially offset by lower contributions from volume.  Organic net sales growth in the Asia & Latin America, North America Retail, and Convenience Stores & Foodservice segments was partially offset by a decline in Europe & Australia.

•

Gross margin increased 200 basis points to 34.4 percent of net sales.  Adjusted gross margin, which excludes certain items affecting comparability, increased 170 basis points to 34.2 percent, driven by cost savings, benefits from net price realization and mix, and the addition of Blue Buffalo, partially offset by higher input costs.

•

Operating profit totaled $651 million, up 14 percent from last year due primarily to higher net sales and gross margin, partially offset by higher restructuring, impairment, and other exit costs and a loss on the sale of our La Salteña fresh pasta and refrigerated dough business in Argentina.  Adjusted operating profit of $730 million increased 25 percent in constant currency, primarily driven by higher net sales, including the addition of Blue Buffalo, and higher adjusted gross margin.  Operating profit margin of 15.5 percent increased 80 basis points.  Adjusted operating profit margin increased 230 basis points to 17.4 percent.

•	Net earnings attributable to General Mills totaled $447 million compared to $941 million a year ago, primarily reflecting benefits from the Tax Cuts and Jobs Act (TCJA) in last year’s third quarter.
•

Diluted EPS totaled $0.74, down 54 percent from the prior year.  Adjusted diluted EPS totaled $0.83 in the third quarter, up 6 percent from the prior year in constant currency, driven by higher adjusted operating profit, partially offset by higher net interest expense, effective tax rate, and average diluted shares outstanding in the quarter.

Nine Month Results Summary

•

Net sales increased 7 percent to $12.70 billion and were up 9 percent in constant currency, driven by the addition of Blue Buffalo.  Organic net sales essentially matched year-ago levels, with positive net price realization and mix offset by lower contributions from volume.  Organic net sales growth in the Asia & Latin America and Convenience Stores & Foodservice segments was offset by a decline in North America Retail.

•

Gross margin decreased 10 basis points to 33.8 percent of net sales.  Adjusted gross margin increased 10 basis points to 34.1 percent, despite a 40 basis point headwind from a first-quarter purchase accounting adjustment related to the Blue Buffalo acquisition.

•

Operating profit totaled $1.80 billion, down 4 percent from the prior year.  Constant-currency adjusted operating profit increased 11 percent.  Operating profit margin of 14.2 percent was down 170 basis points.  Adjusted operating profit margin increased 60 basis points to 16.8 percent.

•	Net earnings attributable to General Mills totaled $1.18 billion.
•	Diluted EPS of $1.96 was 36 percent below prior-year levels. Adjusted diluted EPS of $2.39 was up 3 percent on a constant-currency basis.

Operating Segment Results

Components of Fiscal 2019 Reported Net Sales Growth
Third Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	(2) pts	2 pts	--	Flat
Convenience Stores & Foodservice	(2) pts	5 pts	--	3%
Europe & Australia	(4) pts	2 pts	(6) pts	(8)%
Asia & Latin America	2 pts	4 pts	(8) pts	(2)%
Pet	--	--	--	--
Total	5 pts	5 pts	(2) pts	8%
Nine Months
North America Retail	(3) pts	2 pts	(1) pt	(2)%
Convenience Stores & Foodservice	(2) pts	4 pts	--	2%
Europe & Australia	(2) pts	2 pts	(3) pts	(3)%
Asia & Latin America	3 pts	4 pts	(8) pts	(1)%
Pet	--	--	--	--
Total	4 pts	5 pts	(2) pts	7%

Components of Fiscal 2019 Organic Net Sales Growth
Third Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	(2) pts	2 pts	Flat	--	--	Flat
Convenience Stores & Foodservice	(2) pts	5 pts	3%	--	--	3%
Europe & Australia	(4) pts	2 pts	(2)%	(6) pts	--	(8)%
Asia & Latin America	3 pts	4 pts	7%	(8) pts	(1) pt	(2)%
Pet	--	--	--	--	--	--
Total	(2) pts	3 pts	1%	(2) pts	9 pts	8%
Nine Months
North America Retail	(3) pts	2 pts	(1)%	(1) pt	--	(2)%
Convenience Stores & Foodservice	(2) pts	4 pts	2%	--	--	2%
Europe & Australia	(2) pts	2 pts	Flat	(3) pts	--	(3)%
Asia & Latin America	3 pts	4 pts	7%	(8) pts	--	(1)%
Pet	--	--	--	--	--	--
Total	(2) pts	2 pts	Flat	(2) pts	9 pts	7%

Fiscal 2019 Segment Operating Profit Growth
Third Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	12%	12%
Convenience Stores & Foodservice	15%	15%
Europe & Australia	(11)%	(1)%
Asia & Latin America	NM	NM
Pet	--	--
Total	27%	27%
Nine Months
North America Retail	4%	5%
Convenience Stores & Foodservice	10%	10%
Europe & Australia	(4)%	Flat
Asia & Latin America	65%	42%
Pet	--	--
Total	13%	13%

North America Retail Segment

Third-quarter net sales for General Mills’ North America Retail segment totaled $2.52 billion, essentially matching the prior year, with growth in the U.S. Cereal and U.S. Meals & Baking operating units offset by declines in Canada, U.S. Snacks, and U.S. Yogurt.  Organic net sales were up modestly, rounding to flat versus last year.  Segment operating profit of $582 million increased 12 percent as reported and in constant currency, driven by benefits from cost savings initiatives, lower selling, general, & administrative (SG&A) expenses, and positive net price realization and mix, partially offset by input cost inflation.

Through nine months, North America Retail segment net sales were down 2 percent to $7.58 billion.  Organic net sales declined 1 percent.  Segment operating profit totaled $1.75 billion, up 4 percent from a year ago as reported and up 5 percent in constant currency due to benefits from cost savings initiatives and lower SG&A expenses, partially offset by lower net sales and input cost inflation.

Convenience Stores & Foodservice Segment

Third-quarter net sales for the Convenience Stores & Foodservice segment increased 3 percent to $472 million, driven by growth for the Focus 6 platforms, including frozen meals, snacks, frozen baked goods, and yogurt, partially offset by declines on bakery flour.  Organic net sales were also up 3 percent.  Segment operating profit increased 15 percent to $97 million, primarily driven by benefits from cost savings initiatives, positive net price realization and mix, and the comparison to a 10 percent operating profit decline in the year-ago period, partially offset by input cost inflation.

Through nine months, Convenience Stores & Foodservice net sales increased 2 percent to $1.45 billion, due primarily to growth for the Focus 6 platforms.  Organic net sales also increased 2 percent.  Segment operating profit increased 10 percent to $303 million, primarily driven by benefits from cost savings initiatives and positive net price realization and mix, partially offset by input cost inflation.

Europe & Australia Segment

Third-quarter net sales for the Europe & Australia segment declined 8 percent to $433 million, primarily driven by 6 points of unfavorable foreign currency exchange.  Organic net sales were down 2 percent.  Sales declines for Yoplait yogurt and the negative impact of a continued challenging retail environment in France were partially offset by continued double-digit growth on snack bars and Häagen-Dazs ice cream.  Segment operating profit of $24 million was down 11 percent as reported and down 1 percent in constant currency, driven by significant input cost inflation, including currency-driven inflation on products imported into the U.K, partially offset by benefits from cost savings initiatives, lower SG&A expenses, and favorable net price realization and mix.

Through nine months, Europe & Australia net sales declined 3 percent to $1.39 billion, driven by 3 points of unfavorable foreign currency exchange.  Organic net sales were flat to last year.  Sales growth for the snack bars, ice cream, and Mexican food platforms offset a decline in yogurt.  Segment operating profit of $81 million declined 4 percent as reported and was in line with last year in constant currency, with benefits from cost savings initiatives, lower SG&A expenses, and favorable product mix offset by input cost inflation, including currency-driven inflation on products imported into the U.K.

Asia & Latin America Segment

Third-quarter net sales for the Asia & Latin America segment declined 2 percent to $428 million, driven by 8 points of unfavorable foreign currency exchange and a 1-point headwind from the divestiture of our La Salteña fresh pasta and refrigerated dough business in Argentina.  Organic net sales increased 7 percent.  Net sales performance was led by growth for Pillsbury and Nature Valley snack bars, Häagen-Dazs ice cream, and Wanchai Ferry frozen dumplings.  Segment operating profit totaled $20 million compared to a loss of $2 million a year ago, driven by organic net sales growth and lower SG&A expenses, partially offset by higher input costs.

Through nine months, Asia & Latin America net sales declined 1 percent to $1.26 billion, driven by 8 points of unfavorable foreign currency exchange.  Organic net sales increased 7 percent.  The snack bar and ice cream platforms led net sales growth for the segment.  Segment operating profit of $50 million increased 65 percent as reported and 42 percent in constant currency, driven by organic net sales growth, lower SG&A expenses, and the comparison against operating profit declines in the year-ago period, partially offset by higher input costs.

Pet Segment

Third-quarter net sales for the Pet segment totaled $347 million.  On a pro forma basis, Pet segment net sales increased 4 percent, with growth in Food, Drug, and Mass (FDM) and E-commerce channels partially offset by declines in the Pet Specialty channel.  Segment operating profit of $73 million was $2 million below the prior year on a pro forma basis, driven by higher input costs, plant start-up costs, and intangible asset amortization, partially offset by benefits from cost savings initiatives and synergies.

Through nine months, Pet net sales of $1.02 billion increased 3 percent on a pro forma basis.  In-market results continued to show solid growth, with retail sales up high-single digits.  Segment operating profit totaled $158 million, down $83 million on a pro forma basis, driven by the impact of purchase accounting, including a $53 million one-time inventory adjustment and $10 million of intangible asset amortization, as well as higher input costs and plant start-up costs, partially offset by benefits from cost savings initiatives and synergies.

General Mills expects pro forma Pet segment net sales growth will accelerate rapidly in the fourth quarter as the company doubles distribution and increases the BLUE product assortment in FDM channels.  In addition, fourth-quarter Pet segment operating profit margins will benefit from accelerated synergies, cost savings initiatives, favorable product mix, and pricing actions taken earlier in the year.  The company continues to expect these actions will result in double-digit pro forma growth in Pet segment net sales and operating profit for the full year, excluding acquisition-related charges.

Joint Venture Summary

Third-quarter net sales for Cereal Partners Worldwide (CPW) increased 2 percent in constant currency, and constant-currency net sales for Häagen-Dazs Japan (HDJ) declined 5 percent.  Combined after-tax earnings from joint ventures were $12 million compared to $17 million last year, driven primarily by our $4 million after-tax share of CPW restructuring charges.  Through nine months, after-tax earnings from joint ventures totaled $52 million compared to $64 million a year ago, driven by our $9 million after-tax share of CPW restructuring charges as well as lower net sales and higher input costs for HDJ.

Other Income Statement Items

Unallocated corporate items totaled $49 million net expense in the third quarter of fiscal 2019, compared to $51 million net expense a year ago.  Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $65 million net expense this year compared to $41 million net expense last year.

We recorded a $35 million pre-tax loss on the sale of the La Salteña business in Argentina in the third quarter.  Restructuring, impairment, and other exit costs totaled $60 million in the quarter compared to $8 million a year ago.  An additional $3 million of project-related charges were recorded in cost of sales a year ago (please see Note 3 below for more information on these charges).

Net interest expense totaled $131 million in the third quarter compared to $89 million a year ago, primarily driven by financing related to the Blue Buffalo acquisition.  The effective tax rate in the quarter was a 17.7 percent charge compared to an 85.9 percent benefit last year (please see Note 6 below for more information on our effective tax rate). Excluding items affecting comparability, the adjusted effective tax rate was 19.9 percent compared to 15.2 percent a year ago, primarily driven by a year-to-date adjustment to the statutory rate during the third quarter of fiscal 2018.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $2.03 billion through nine months of fiscal 2019.  Capital investments through the first nine months totaled $368 million. Nine-month free cash flow conversion was 113 percent of adjusted after-tax earnings.  Dividends paid year-to-date totaled $884 million.  Average diluted shares outstanding through nine months increased 4 percent to 604 million.

Outlook

For the fourth quarter of fiscal 2019, General Mills expects Blue Buffalo’s net sales and segment operating profit growth will accelerate meaningfully, driven by significant distribution expansion in the FDM channel.  Fourth-quarter results for the base business will be impacted by the comparison against the year-ago period that included the strongest quarterly performance of fiscal 2018.

Based on its year-to-date performance and fourth-quarter expectations, the company updated its full-year fiscal 2019 targets:

•

Organic net sales are expected to finish toward the lower end of the initial guidance range of between flat and up 1 percent.  Net sales are also expected to finish toward the lower end of the range of 9 to 10 percent growth in constant currency, including the impact of the Blue Buffalo acquisition.

•	Constant-currency adjusted operating profit is expected to finish toward the upper end of the initial guidance range of 6 to 9 percent growth from the base of $2.6 billion reported in fiscal 2018.
•

Constant-currency adjusted diluted EPS are now expected to range between flat and up 1 percent from the base of $3.11 earned in fiscal 2018, which is ahead of the previous range of flat to down 3 percent.

•	The company now expects free cash flow conversion of at least 105 percent of adjusted after-tax earnings, which is ahead of the previous guidance of at least 95 percent.
•

Currency translation is expected to reduce reported net sales by 1 to 2 percentage points in fiscal 2019 and is not expected to have a material impact on full-year adjusted operating profit or adjusted diluted EPS.

General Mills will hold a briefing for investors today, March 20, 2019, beginning at 7:30 a.m. Central time (8:30 a.m. Eastern time).  You can access the webcast at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2019 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets, including our acquisition of Blue Buffalo and issues in the integration of Blue Buffalo and retention of key management and employees; unfavorable reaction to our acquisition of Blue Buffalo by customers, competitors, suppliers, and employees; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war.  The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Nine-Month Period Ended
	Feb. 24,	Feb. 25,		Feb. 24,	Feb. 25,
	2019	2018	% Change	2019	2018	% Change
Net sales	$4,198.3	$3,882.3	8.1%	$12,703.5	$11,850.2	7.2%
Cost of sales	2,755.3	2,625.8	4.9%	8,408.0	7,834.2	7.3%
Selling, general, and administrative expenses	696.6	679.5	2.5%	2,192.6	2,117.9	3.5%
Divestiture loss	35.4	-	NM	35.4	-	NM
Restructuring, impairment, and other exit costs	59.7	7.5	NM	267.7	14.3	NM
Operating profit	651.3	569.5	14.4%	1,799.8	1,883.8	(4.5)%
Benefit plan non-service income	(21.4)	(23.2)	(7.8)%	(63.3)	(64.5)	(1.9)%
Interest, net	130.8	89.3	46.5%	397.0	236.6	67.8%
Earnings before income taxes and after-tax earnings from joint ventures	541.9	503.4	7.6%	1,466.1	1,711.7	(14.3)%
Income taxes	95.8	(432.5)	(122.2)%	313.1	(29.1)	NM
After-tax earnings from joint ventures	11.8	16.6	(28.9)%	52.0	64.1	(18.9)%
Net earnings, including earnings attributable to redeemable and noncontrolling interests	457.9	952.5	(51.9)%	1,205.0	1,804.9	(33.2)%
Net earnings attributable to redeemable and noncontrolling interests	11.1	11.1	-%	22.5	28.3	(20.5)%
Net earnings attributable to General Mills	$446.8	$941.4	(52.5)%	$1,182.5	$1,776.6	(33.4)%
Earnings per share - basic	$0.74	$1.64	(54.9)%	$1.97	$3.10	(36.4)%
Earnings per share - diluted	$0.74	$1.62	(54.3)%	$1.96	$3.05	(35.7)%
Dividends per share	$0.49	$0.49	-%	$1.47	$1.47	-%

	Quarter Ended			Nine-Month Period Ended
	Feb. 24,	Feb. 25,	Basis Pt	Feb. 24,	Feb. 25,	Basis Pt
Comparisons as a % of net sales:	2019	2018	Change	2019	2018	Change
Gross margin	34.4%	32.4%	200	33.8%	33.9%	(10)
Selling, general, and administrative expenses	16.6%	17.5%	(90)	17.3%	17.9%	(60)
Operating profit	15.5%	14.7%	80	14.2%	15.9%	(170)
Net earnings attributable to General Mills	10.6%	24.2%	NM	9.3%	15.0%	NM

	Quarter Ended			Nine-Month Period Ended
Comparisons as a % of net sales excluding	Feb. 24,	Feb. 25,	Basis Pt	Feb. 24,	Feb. 25,	Basis Pt
certain items affecting comparability (a):	2019	2018	Change	2019	2018	Change
Adjusted gross margin	34.2%	32.5%	170	34.1%	34.0%	10
Adjusted operating profit	17.4%	15.1%	230	16.8%	16.2%	60
Adjusted net earnings attributable to General Mills	12.0%	11.9%	10	11.4%	11.4%	Flat
(a) See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).
See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Quarter Ended			Nine-Month Period Ended
	Feb. 24, 2019	Feb. 25, 2018	% Change	Feb. 24, 2019	Feb. 25, 2018	% Change
Net sales:
North America Retail	$2,518.6	$2,517.4	-%	$7,583.5	$7,727.4	(1.9)%
Convenience Stores & Foodservice	472.5	460.3	2.7%	1,450.1	1,419.6	2.1%
Europe & Australia	432.7	469.8	(7.9)%	1,387.2	1,428.4	(2.9)%
Asia & Latin America	427.7	434.8	(1.6)%	1,257.4	1,274.8	(1.4)%
Pet	346.8	-	NM	1,025.3	-	NM
Total	$4,198.3	$3,882.3	8.1%	$12,703.5	$11,850.2	7.2%

Operating profit:
North America Retail	$581.6	$518.3	12.2%	$1,749.5	$1,674.4	4.5%
Convenience Stores & Foodservice	96.7	84.3	14.7%	303.4	275.6	10.1%
Europe & Australia	24.4	27.3	(10.6)%	81.4	84.8	(4.0)%
Asia & Latin America	19.5	(2.1)	NM	49.6	30.1	64.8%
Pet	73.0	-	NM	158.3	-	NM
Total segment operating profit	795.2	627.8	26.7%	2,342.2	2,064.9	13.4%
Unallocated corporate items	48.8	50.8	(3.9)%	239.3	166.8	43.5%
Divestiture loss	35.4	-	NM	35.4	-	NM
Restructuring, impairment, and other
exit costs	59.7	7.5	NM	267.7	14.3	NM
Total	$651.3	$569.5	14.4%	$1,799.8	$1,883.8	(4.5)%

	Quarter Ended			Nine-Month Period Ended
	Feb. 24, 2019	Feb. 25, 2018	Basis Pt Change	Feb. 24, 2019	Feb. 25, 2018	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	23.1%	20.6%	250	23.1%	21.7%	140
Convenience Stores & Foodservice	20.5%	18.3%	220	20.9%	19.4%	150
Europe & Australia	5.6%	5.8%	(20)	5.9%	5.9%	-
Asia & Latin America	4.6%	(0.5)%	510	3.9%	2.4%	150
Pet	21.0%	NM	NM	15.4%	NM	NM
Total segment operating profit	18.9%	16.2%	270	18.4%	17.4%	100

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions, Except Par Value)

	Feb. 24, 2019	Feb. 25, 2018	May 27, 2018
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$547.1	$953.1	$399.0
Receivables	1,704.1	1,496.5	1,684.2
Inventories	1,544.5	1,452.5	1,642.2
Prepaid expenses and other current assets	374.1	375.0	398.3

Total current assets	4,169.8	4,277.1	4,123.7

Land, buildings, and equipment	3,822.9	3,626.2	4,047.2
Goodwill	14,025.8	8,867.3	14,065.0
Other intangible assets	7,195.7	4,604.1	7,445.1
Other assets	1,071.6	865.9	943.0

Total assets	$30,285.8	$22,240.6	$30,624.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,750.5	$2,505.7	$2,746.2
Current portion of long-term debt	1,407.2	1,250.5	1,600.1
Notes payable	1,971.3	1,210.8	1,549.8
Other current liabilities	1,387.6	1,242.6	1,445.8

Total current liabilities	7,516.6	6,209.6	7,341.9

Long-term debt	11,642.6	7,163.6	12,668.7
Deferred income taxes	2,046.9	1,233.9	2,003.8
Other liabilities	1,281.4	1,481.3	1,341.0

Total liabilities	22,487.5	16,088.4	23,355.4

Redeemable interest	548.9	817.5	776.2

Stockholders' equity:

Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,414.2	1,235.0	1,202.5
Retained earnings	14,724.5	14,398.4	14,459.6
Common stock in treasury, at cost, shares of 156.0, 184.5 and 161.5	(6,923.5)	(8,190.8)	(7,167.5)
Accumulated other comprehensive loss	(2,360.3)	(2,552.5)	(2,429.0)

Total stockholders' equity	6,930.4	4,965.6	6,141.1

Noncontrolling interests	319.0	369.1	351.3

Total equity	7,249.4	5,334.7	6,492.4

Total liabilities and equity	$30,285.8	$22,240.6	$30,624.0

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)
	Nine-Month Period Ended
	Feb. 24, 2019	Feb. 25, 2018
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable
and noncontrolling interests	$1,205.0	$1,804.9
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	464.6	434.7
After-tax earnings from joint ventures	(52.0)	(64.1)
Distributions of earnings from joint ventures	46.6	60.6
Stock-based compensation	65.9	62.8
Deferred income taxes	52.5	(489.1)
Pension and other postretirement benefit plan contributions	(21.8)	(20.3)
Pension and other postretirement benefit plan costs	4.7	3.5
Divestiture loss	35.4	-
Restructuring, impairment, and other exit costs	227.2	(12.3)
Changes in current assets and liabilities, excluding the
effects of divestitures	36.5	394.9
Other, net	(37.0)	(40.3)

Net cash provided by operating activities	2,027.6	2,135.3

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(367.9)	(397.9)
Investments in affiliates, net	(1.5)	(15.2)
Proceeds from disposal of land, buildings, and equipment	10.9	0.9
Proceeds from divestiture	0.2	-
Other, net	(49.4)	(12.7)

Net cash used by investing activities	(407.7)	(424.9)

Cash Flows - Financing Activities
Change in notes payable	429.9	(37.3)
Issuance of long-term debt	-	500.0
Payment of long-term debt	(1,153.4)	(600.0)
Proceeds from common stock issued on exercised options	140.7	91.4
Purchases of common stock for treasury	(0.7)	(601.2)
Dividends paid	(883.7)	(846.5)
Investment in redeemable interest	55.7	-
Distributions to noncontrolling and redeemable interest holders	(33.5)	(48.3)
Other, net	(13.0)	(27.8)

Net cash used by financing activities	(1,458.0)	(1,569.7)

Effect of exchange rate changes on cash and cash equivalents	(13.8)	46.3
Increase in cash and cash equivalents	148.1	187.0
Cash and cash equivalents - beginning of year	399.0	766.1

Cash and cash equivalents - end of period	$547.1	$953.1

Cash Flow from changes in current assets and liabilities:
Receivables	$(50.9)	$(25.5)
Inventories	80.7	56.6
Prepaid expenses and other current assets	16.5	13.3
Accounts payable	77.5	413.0
Other current liabilities	(87.3)	(62.5)

Changes in current assets and liabilities	$36.5	$394.9
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

In the first quarter of fiscal 2019, we adopted new accounting requirements related to the presentation of net periodic defined benefit pension expense, net periodic postretirement benefit expense, and net periodic postemployment benefit expense (collectively “net periodic benefit expense”). The new standard requires the service cost component of net periodic benefit expense to be recorded in the same line items as other employee compensation costs within our Consolidated Statements of Earnings. Other components of net periodic benefit expense must be presented separately outside of operating profit in our Consolidated Statements of Earnings. The new standard requires retrospective adoption of the presentation of net periodic benefit expense. For the quarters ended February 24, 2019 and February 25, 2018, the impact of the adoption of this standard on our results of operations was a decrease to our operating profit of $21 million and $23 million and a corresponding increase to benefit plan non-service income of $21 million and $23 million, respectively. For the nine-month periods ended February 24, 2019 and February 25, 2018, the impact of the adoption of this standard on our results of operations was a decrease to our operating profit of $63 million and $64 million and a corresponding increase to benefit plan non-service income of $63 million and $64 million, respectively. There were no changes to our reported segment operating profit.

In the first quarter of fiscal 2019, we adopted new accounting requirements for the recognition of revenue from contracts with customers. Under the new standard, we apply a principles-based five step model to recognize revenue upon the transfer of control of promised goods to customers and in an amount that reflects the consideration for which we expect to be entitled to in exchange for those goods. We adopted the requirements of the new standard and subsequent amendments to all contracts in the first quarter of fiscal 2019 using the cumulative effect approach. We recorded a $34 million cumulative effect adjustment net of income tax effects to the opening balance of fiscal 2019 retained earnings, a decrease to deferred income taxes of $11 million, and an increase to other current liabilities of $45 million related to the timing of recognition of certain promotional expenditures.

(2)	During the third quarter of fiscal 2019, we sold our La Salteña fresh pasta and refrigerated dough business in Argentina and recorded a pre-tax loss of $35 million.

In fiscal 2018, we acquired Blue Buffalo Pet Products, Inc. (“Blue Buffalo”) for an aggregate purchase price of $8.0 billion, including $103 million of consideration for net debt repaid at the time of acquisition. We financed the transaction with $6.0 billion in debt, $1.0 billion in equity, and cash on hand. In the quarter and nine-month periods ended February 24, 2019, we recorded acquisition integration costs of $6 million and $21 million, respectively, in selling, general, and administrative (SG&A) expenses. In the quarter and nine-month periods ended February 25, 2018, we recorded acquisition transaction costs of $19 million including $16 million in interest, net, and $4 million in SG&A expenses.

(3)	Restructuring and impairment charges and project-related costs are recorded in our Consolidated Statements of Earnings as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions	Feb. 24, 2019	Feb. 25, 2018	Feb. 24, 2019	Feb. 25, 2018
Restructuring, impairment, and other exit costs	$59.7	$7.5	$267.7	$14.3
Cost of sales	0.1	0.1	0.3	13.0
Total restructuring and impairment charges	59.8	7.6	268.0	27.3
Project-related costs classified in cost of sales	$0.1	$3.0	$1.3	$8.4

In the third quarter of fiscal 2019, we approved restructuring actions to drive efficiencies in targeted areas of our global supply chain. In our North American Retail segment, we approved actions at certain facilities to consolidate production and optimize our labor and manufacturing platforms. In connection with these actions we will exit our Carson, California yogurt manufacturing facility. We expect to incur approximately $105 million of restructuring charges and approximately $2 million of project-related costs. We recorded $47 million in restructuring charges in the third quarter of fiscal 2019. Additionally, we approved targeted systems and process optimization actions in our Europe & Australia segment and expect to incur approximately $20 million of restructuring charges. We recorded $12 million in restructuring charges in the third quarter of fiscal 2019.

We expect to spend approximately $30 million of cash related to these actions. We expect these actions to be completed by the end of fiscal 2022.

We recorded $14 million in charges related to the impairment of certain manufacturing assets within our North America Retail segment in the nine-month period ended February 24, 2019. In the nine-month period ended February 24, 2019, we recorded $193 million of charges related to the impairment of our Progresso, Food Should Taste Good and Mountain High brand intangible assets in restructuring, impairment, and other exit costs.

(4)

Unallocated corporate expense totaled $49 million in the third quarter of fiscal 2019 compared to $51 million in the same period in fiscal 2018. During the third quarter of fiscal 2019, we recorded a $16 million legal recovery related to our Yoplait SAS subsidiary. We also recorded $6 million of integration costs in the third quarter of fiscal 2019 and $4 million of acquisition transaction costs in the same period last year related to the acquisition of Blue Buffalo. We recorded a $6 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the third quarter of fiscal 2019 compared to a $3 million net increase in expense in the same period last year. In addition, we recorded $3 million of restructuring initiative project-related costs in cost of sales during the third quarter of 2018.

Unallocated corporate expense totaled $239 million in the nine-month period ended February 24, 2019, compared to $167 million in the same period last year. We recorded a $36 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the nine-month period ended February 24, 2019, compared to a $4 million net decrease in expense in the same period last year. We also recorded $21 million of integration costs in the nine-month period ended February 24, 2019, and $4 million of acquisition transaction costs in the same period last year related to the acquisition of Blue Buffalo. In the nine-month period ended February 24, 2019, we recorded a $16 million gain from a legal recovery related to our Yoplait SAS subsidiary and $13 million of gains related to certain investment valuation adjustments. In the nine-month period ended February 25, 2018, we recorded $13 million of restructuring charges and $8 million of restructuring initiative project-related costs in cost of sales. In addition, in the nine-month period ended February 24, 2019, we recorded a $3 million loss related to the impact of hyperinflationary accounting for our Argentina subsidiary.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions, Except per Share Data	Feb. 24, 2019	Feb. 25, 2018	Feb. 24, 2019	Feb. 25, 2018
Net earnings attributable to General Mills	$446.8	$941.4	$1,182.5	$1,776.6
Average number of common shares - basic EPS	600.4	572.5	599.3	573.4
Incremental share effect from: (a)
Stock options	2.2	7.9	3.0	7.7
Restricted stock, restricted stock units, and other	1.9	2.3	1.7	2.1
Average number of common shares - diluted EPS	604.5	582.7	604.0	583.2
Earnings per share - basic	$0.74	$1.64	$1.97	$3.10
Earnings per share - diluted	$0.74	$1.62	$1.96	$3.05
(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)

The effective tax rate for the third quarter of fiscal 2019 was 17.7 percent compared to an 85.9 percent benefit for the third quarter of fiscal 2018. The 103.6 percentage point increase was primarily due to the provisional net benefit of $504 million related to the Tax Cuts and Jobs Act (“TCJA”) recorded in the third quarter of fiscal 2018. During the third quarter of fiscal 2019, we completed our accounting for the tax effects of the TCJA and recorded a benefit of $7 million. Our effective tax rate excluding certain items affecting comparability was 19.9 percent in the third quarter of fiscal 2019 compared to 15.2 percent in the third quarter of fiscal 2018 (see Note 7 below for a description of our use of measures not defined by GAAP).

The effective tax rate for the nine-month period ended February 24, 2019, was 21.4 percent compared to a 1.7 percent benefit for the nine-month period ended February 25, 2018. The 23.1 percentage point increase was primarily due to the provisional net benefit of $504 million related to the TCJA recorded in the nine-month period ended February 25, 2018. During the nine-month period ended February 24, 2019, we completed our accounting for the tax effects of the TCJA and recorded a benefit of $7 million. Our effective tax rate excluding certain items affecting comparability was 22.2 percent in the nine-month period ended February 24, 2019 compared to 25.4 percent in the same period of fiscal 2018 (see Note 7 below for a description of our use of measures not defined by GAAP).

(7)

We have included measures in this release that are not defined by GAAP. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, as well as acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2019 outlook for organic net sales growth, constant-currency adjusted operating profit and adjusted diluted EPS, and free cash flow are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring charges and project-related costs, acquisition transaction and integration costs and mark-to-market effects. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and commodity prices or the timing or impact of acquisitions, divestitures and restructuring actions throughout fiscal 2019. The unavailable information could have a significant impact on our fiscal 2019 GAAP financial results.

For fiscal 2019, we currently expect: foreign currency exchange rates (based on blend of forward and forecasted rates and hedge positions) to reduce net sales growth by 1 to 2 percent; acquisitions and divestitures to increase net sales growth by high single digits; foreign currency exchange rates to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth; and total restructuring charges and project-related costs related to actions previously announced to total approximately $85 million.

Diluted EPS Excluding Certain Items Affecting Comparability and the Related Constant-currency Growth Rates

This measure is used in reporting to our executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-over-year basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-over-year assessment of operating results.

	Quarter Ended			Nine-Month Period Ended
Per Share Data	Feb. 24, 2019	Feb. 25, 2018	Change	Feb. 24, 2019	Feb. 25, 2018	Change
Diluted earnings per share, as reported	$0.74	$1.62	(54)%	$1.96	$3.05	(36)%
Net tax benefit (a)	(0.01)	(0.86)		(0.01)	(0.86)
Tax adjustment (b)	-	-		-	0.07
Mark-to-market effects (c)	(0.01)	-		0.05	-
Investment valuation adjustments (c)	-	-		(0.01)	-
Legal recovery (c)	(0.01)	-		(0.01)	-
Acquisition transaction and integration costs (d)	0.01	0.02		0.03	0.02
Divestiture loss (d)	0.03	-		0.03	-
CPW restructuring charges (e)	-	-		0.01	-
Restructuring charges (f)	0.08	0.01		0.08	0.03
Project-related costs (f)	-	-		-	0.01
Asset impairments (f)	-	-		0.26	-
Diluted earnings per share, excluding certain items affecting comparability	$0.83	$0.79	5%	$2.39	$2.32	3%
Foreign currency exchange impact			(1) pt			Flat
Diluted earnings per share growth, excluding certain items affecting comparability, on a constant-currency basis			6%			3%
(a)	See Note 6.
(b)	Represents a prior period adjustment recorded in the second quarter of fiscal 2018.
(c)	See Note 4.
(d)	See Note 2.
(e)	The CPW restructuring charges are related to initiatives designed to improve profitability and growth that were approved in fiscal 2018 and 2019.
(f)	See Note 3.

We have included our fiscal 2018 diluted earnings per share, excluding certain items affecting comparability, as it serves as the base for our full-year fiscal 2019 diluted earnings per share, excluding certain items affecting comparability targets.

Per Share Data	Fiscal Year 2018
Diluted earnings per share, as reported	$3.64
Provisional net tax benefit	(0.89)
Tax item	0.07
Mark-to-market effects	(0.04)
Acquisition transaction and integration costs	0.10
Restructuring charges	0.11
Project-related costs	0.01
Intangible asset impairments	0.11
Diluted earnings per share, excluding certain items affecting comparability	$3.11

Total Segment Operating Profit and Related Constant-currency Growth Rates

This measure is used in reporting to our executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate segment performance. A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

Constant-currency total segment operating profit growth is calculated as follows:

	Percentage Change in Total Segment Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Total Segment Operating Profit on a Constant-Currency Basis
Quarter Ended Feb. 24, 2019	27%	Flat	27%
Nine-Month Period Ended Feb. 24, 2019	13%	Flat	13%

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Feb. 24, 2019
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	12%	Flat		12%
Europe & Australia	(11)%	(10)	pts	(1)%

	Nine-Month Period Ended Feb. 24, 2019
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	4%	(1)	pt	5%
Europe & Australia	(4)%	(4)	pts	Flat
Asia & Latin America	65%	23	pts	42%

Net Sales Growth Rates on Constant-currency Basis

We believe that this measure of net sales provides useful information to investors because it provides transparency to the underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Net sales growth rates on a constant-currency basis are calculated as follows:

	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant-Currency Basis
Quarter Ended Feb. 24, 2019	8%	(2)	pts	10%
Nine-Month Period Ended Feb. 24, 2019	7%	(2)	pts	9%

Earnings Comparisons as a Percent of Net Sales Excluding Certain Items Affecting Comparability

We believe that these measures provide useful information to investors because they are important for assessing these measures excluding certain items affecting comparability. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the quarter-over-quarter assessment of operating results.

	Quarter Ended
In Millions	February 24, 2019		February 25, 2018
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,443.0	34.4%	$1,256.5	32.4%
Mark-to-market effects (c)	(6.5)	(0.2)%	2.8	-%
Restructuring charges (d)	0.1	-%	0.1	-%
Project-related costs (d)	0.1	-%	3.0	0.1%
Adjusted gross margin	$1,436.7	34.2%	$1,262.4	32.5%

Operating profit as reported	$651.3	15.5%	$569.5	14.7%
Mark-to-market effects (c)	(6.5)	(0.1)%	2.8	0.1%
Legal recovery (c)	(16.2)	(0.4)%	-	-%
Restructuring charges (d)	58.6	1.4%	7.6	0.1%
Project-related costs (d)	0.1	-%	3.0	0.1%
Asset impairments (d)	1.2	-%	-	-%
Acquisition transaction and integration costs (e)	5.8	0.1%	3.5	0.1%
Divestiture loss (e)	35.4	0.9%	-	-%
Adjusted operating profit	$729.7	17.4%	$586.4	15.1%

Net earnings attributable to General Mills as reported	$446.8	10.6%	$941.4	24.2%
Net tax benefit (b)	(7.2)	(0.2)%	(503.8)	(13.0)%
Mark-to-market effects, net of tax (c)(h)	(5.0)	(0.1)%	1.6	-%
Legal recovery, net of tax (c)(h)	(5.5)	(0.1)%	-	-%
Restructuring charges, net of tax (d)(h)	46.0	1.1%	6.8	0.2%
Project-related costs, net of tax (d)(h)	0.1	-%	2.3	0.1%
Acquisition integration costs, net of tax (e)(h)	4.5	0.1%	13.8	0.4%
Divestiture loss, net of tax (e)(h)	21.8	0.5%	-	-%
Tax adjustment (f)	-	-%	(1.7)	-%
CPW restructuring charges, net of tax (g)	3.9	0.1%	-	-%
Adjusted net earnings attributable to General Mills	$505.4	12.0%	$460.4	11.9%
(a)	Net sales less cost of sales.
(b)	See Note 6.
(c)	See Note 4.
(d)	See Note 3.
(e)	See Note 2.
(f)	Represents a prior period adjustment recorded in the second quarter of fiscal 2018.
(g)	The CPW restructuring charges are related to initiatives designed to improve profitability and growth that were approved in fiscal 2018 and 2019.
(h)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

	Nine-Month Period Ended
In Millions	February 24, 2019		February 25, 2018
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$4,295.5	33.8%	$4,016.0	33.9%
Mark-to-market effects (c)	36.4	0.3%	(3.5)	-%
Hyperinflationary accounting (c)	1.4	-%	-	-%
Restructuring charges (d)	0.3	-%	13.0	0.1%
Project-related costs (d)	1.3	-%	8.4	-%
Adjusted gross margin	$4,334.9	34.1%	$4,033.9	34.0%

Operating profit as reported	$1,799.8	14.2%	$1,883.8	15.9%
Mark-to-market effects (c)	36.4	0.3%	(3.5)	-%
Hyperinflationary accounting (c)	3.2	-%	-	-%
Investment valuation adjustments (c)	(13.0)	(0.1)%	-	-%
Legal recovery (c)	(16.2)	(0.1)%	-	-%
Restructuring charges (d)	61.0	0.5%	27.3	0.2%
Project-related costs (d)	1.3	-%	8.4	0.1%
Asset impairments (d)	207.0	1.6%	-	-%
Acquisition transaction and integration costs (e)	21.3	0.1%	3.5	-%
Divestiture loss (e)	35.4	0.3%	-	-%
Adjusted operating profit	$2,136.2	16.8%	$1,919.5	16.2%

Net earnings attributable to General Mills as reported	$1,182.5	9.3%	$1,776.6	15.0%
Net tax benefit (b)	(7.2)	-%	(503.8)	(4.2)%
Mark-to-market effects, net of tax (c)(h)	28.0	0.2%	(2.4)	-%
Hyperinflationary accounting, net of tax (c)(h)	3.2	-%	-	-%
Investment valuation adjustments, net of tax (c)(h)	(10.0)	(0.1)%	-	-%
Legal recovery, net of tax (c)(h)	(5.5)	-%	-	-%
Restructuring charges, net of tax (d)(h)	48.2	0.4%	20.6	0.2%
Project-related costs, net of tax (d)(h)	1.0	-%	5.9	-%
Asset impairments, net of tax (d)(h)	158.4	1.2%	-	-%
Acquisition transaction and integration costs, net of tax (e)(h)	16.4	0.1%	13.8	0.1%
Divestiture loss, net of tax (e)(h)	21.8	0.2%	-	-%
Tax adjustment (f)	-	-%	40.5	0.3%
CPW restructuring charges, net of tax (g)	8.6	0.1%	-	-%
Adjusted net earnings attributable to General Mills	$1,445.4	11.4%	$1,351.2	11.4%
(a)	Net sales less cost of sales.
(b)	See Note 6.
(c)	See Note 4.
(d)	See Note 3.
(e)	See Note 2.
(f)	Represents a prior period recorded in the second quarter of fiscal 2018.
(g)	The CPW restructuring charges are related to initiatives designed to improve profitability and growth that were approved in fiscal 2018 and 2019.
(h)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

We have included our fiscal 2018 adjusted operating profit, excluding certain items affecting comparability, as it serves as the base for our target full-year fiscal 2019 adjusted operating profit, excluding certain items affecting comparability.

Fiscal Year
In Millions	2018
Operating profit as reported	$2,419.9
Mark-to-market effects	(32.1)
Restructuring costs	82.7
Project-related costs	11.3
Acquisition transaction and integration costs	34.0
Intangible asset impairments	96.9
Adjusted operating profit	$2,612.7

Adjusted Operating Profit Growth Excluding Certain Items Affecting Comparability on a Constant-currency Basis

We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-over-year basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgement, significantly affect the year-over-year assessment of operating results. Additionally, the adjustments are evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth excluding certain items affecting comparability on a constant-currency basis is calculated as follows:

	Quarter Ended		Nine-Month Period Ended
	Feb. 24, 2019 vs.		Feb. 24, 2019 vs.
	Feb. 25, 2018		Feb. 25, 2018
Operating profit growth as reported	14	pts	(4)	pts
Mark-to-market effects (a)	(2)	pts	2	pts
Investment valuation adjustments (a)	Flat		(1)	pt
Legal recovery (a)	(3)	pts	(1)	pt
Restructuring charges (b)	9	pts	2	pts
Project-related costs (b)	Flat		(1)	pt
Asset impairments (b)	Flat		11	pts
Acquisition transaction and integration costs (c)	Flat		1	pt
Divestiture loss (c)	6	pts	2	pts
Adjusted operating profit growth excluding items affecting comparability	24	pts	11	pts
Foreign currency exchange impact	(1)	pt	Flat
Adjusted operating profit growth, excluding items affecting comparability, on a constant-currency basis	25	pts	11	pts
(a)	See Note 4.
(b)	See Note 3.
(c)	See Note 2.

Effective Income Tax Rate Excluding Certain Items Affecting Comparability

We believe this measure provides useful information to investors because it is important for assessing the effective tax rate excluding certain items affecting comparability and presents the income tax effects of certain items affecting comparability.

	Quarter Ended				Nine-Month Period Ended
	Feb. 24, 2019		Feb. 25, 2018		Feb. 24, 2019		Feb. 25, 2018
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$541.9	$95.8	$503.4	$(432.5)	$1,466.1	$313.1	$1,711.7	$(29.1)
Net tax benefit (b)	-	7.2	-	503.8	-	7.2	-	503.8
Mark-to-market effects (c)	(6.5)	(1.5)	2.8	1.2	36.4	8.4	(3.5)	(1.1)
Hyperinflationary accounting (c)	-	-	-	-	3.2	-	-	-
Investment valuation adjustments (c)	-	-	-	-	(13.0)	(3.0)	-	-
Legal recovery (c)	(16.2)	(5.4)	-	-	(16.2)	(5.4)	-	-
Restructuring charges (d)	58.6	12.3	7.6	0.8	61.0	12.5	27.3	6.7
Project-related costs (d)	0.1	-	3.0	0.7	1.3	0.3	8.4	2.5
Asset impairments (d)	1.2	0.3	-	-	207.0	47.7	-	-
Acquisition transaction and integration costs (e)	5.8	1.3	19.4	5.6	21.3	4.9	19.4	5.6
Divestiture loss (e)	35.4	13.6	-	-	35.4	13.6	-	-
Tax adjustment (f)	-	-	-	1.7	-	-	-	(40.5)
As adjusted	$620.3	$123.6	$536.2	$81.3	$1,802.5	$399.3	$1,763.3	$447.9
Effective tax rate:
As reported		17.7%		(85.9%)		21.4%		(1.7%)
As adjusted		19.9%		15.2%		22.2%		25.4%
Sum of adjustment to income taxes		$27.8		$513.8		$86.2		$477.0
Average number of common shares - diluted EPS		604.5		582.7		604.0		583.2
Impact of income tax adjustments on diluted EPS excluding certain items affecting comparability		$0.04		$0.88		$0.14		$0.82
(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 6.
(c)	See Note 4.
(d)	See Note 3.
(e)	See Note 2.
(f)	Represents a prior period adjustment recorded in the second quarter of fiscal 2018.

Free Cash Flow Conversion Rate and Total Cash Returned to Shareholders as a Percentage of Free Cash Flow

We believe these measures provide useful information to investors because they are important for assessing our efficiency in converting earnings to cash and returning cash to shareholders. The calculation of free cash flow conversion rate and net cash provided by operating activities conversion rate, its equivalent GAAP measure, follows:

Nine-Month Period Ended
In Millions	February 24, 2019
Net earnings, including earnings attributable to redeemable and noncontrolling interests, as reported	$1,205.0
Mark-to-market effects, net of tax (a)	$28.0
Hyperinflationary accounting, net of tax (a)	3.2
Investment valuation adjustments, net of tax (a)	(10.0)
Legal recovery, net of tax (a)	(10.8)
Restructuring charges, net of tax (b)	48.5
Project-related costs, net of tax (b)	1.0
Asset impairments, net of tax (b)	159.3
Acquisition transaction and integration costs, net of tax (c)	16.4
Divestiture loss, net of tax (c)	21.8
CPW restructuring charges, net of tax (d)	8.6
Net tax benefit (e)	(7.2)
Adjusted net earnings, including earnings attributable to redeeming and noncontrolling interests	1,463.8

Net cash provided by operating activities	2,027.6
Purchases of land, buildings, and equipment	(367.9)
Free cash flow	$1,659.7

Net cash provided by operating activities conversion rate	168%
Free cash flow conversion rate	113%
(a)	See Note 4.
(b)	See Note 3.
(c)	See Note 2.
(d)	The CPW restructuring charges are related to initiatives designed to improve profitability and growth that were approved in fiscal 2018 and 2019.
(e)	See Note 6.